Exhibit 99.1

For Immediate Release
July 28, 2005
Listed: TSX, NYSE	Symbol: POT
Higher Prices Drive PotashCorp’s Net Income and Gross Margin To Record Levels
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced that higher second-quarter prices for potash, phosphate and nitrogen products resulted in quarterly records for both net income and gross margin. This is the third consecutive quarter for record net income and the fourth consecutive quarter for record gross margin. Net income of $164.2 million ($1.46 per diluted share) was up from $72.6 million ($0.67 per diluted share) in second quarter 2004, raising 2005 first-half income to $295.5 million from $123.3 million in last year’s same period. Second-quarter net income would have been $0.13 per diluted share higher, except for a non-cash accelerated expensing of stock options granted during the quarter. Gross margin of $344.8 million more than doubled the $170.7 million in the same quarter last year, with second-quarter potash gross margin of $223.3 million alone exceeding second-quarter 2004 gross margin performance for the entire company. Cash flow from operating activities rose to $348.4 million from $182.8 million quarter over quarter. Equity investments in Arab Potash Company (APC) and Sociedad Quimica y Minera (SQM) combined to provide $13.4 million to second-quarter income.
Realized potash prices were up 49 percent quarter over quarter and 13 percent from the first quarter of 2005. Ammonia and urea prices increased by 34 percent and 42 percent respectively quarter over quarter and 19 percent and 11 percent from the trailing quarter. In phosphate, prices for solid fertilizer products climbed 9 percent from last year’s second quarter, while liquid fertilizer and feed products showed 10 percent and 19 percent gains respectively.
“These higher prices, especially in potash, reflect tight world supply/demand fundamentals as consumption continues to grow,” said PotashCorp President and CEO Bill Doyle. “While we had record-breaking potash sales volumes in the first half of 2004, we have surpassed those volumes this year putting us on track to make 2005 another record year for potash sales volumes and earnings. We have an unmatched ability to bring on idle potash capacity and we are reinvesting in our core business at home and around the world to build on this advantage.”
Market Conditions
Tight supply/demand in potash has made product availability the primary concern for many customers, reducing Canadian producer inventories from their five-year average of approximately 2 million tonnes, to a total of 1.1 million tonnes. This spurred prices to unprecedented levels in offshore and North American markets. Canpotex, the offshore marketing agency for Saskatchewan producers, remains on pace for another record year, reflecting strong global demand.
World demand for phosphate fertilizer grew as well, as an early summer fill and the potential for higher prices led to increased second-quarter volumes. India and Pakistan significantly increased their demand in the quarter which led to a dramatic tightening of the DAP market. As a result, ending inventories for US DAP producers were 11 percent below the five-year average while prices rose.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Continued curtailments at North American nitrogen facilities, combined with strong offshore demand that is limiting the growth of ammonia imports, tightened nitrogen fundamentals. These factors, supported by higher North American natural gas prices, raised nitrogen prices, reinforcing the value of lower-cost gas at PotashCorp’s Trinidad asset.
Potash Operations
Record potash gross margin of $223.3 million was 84 percent higher than the $121.4 million in last year’s second quarter, raising year-to-date gross margin in this nutrient to $399.5 million. Higher prices improved gross margin as a percentage of net sales to 63 percent, compared to 46 percent in last year’s second quarter and 58 percent in the trailing quarter.
Second-quarter offshore realized prices rose by more than $43 per tonne over the same period last year, as prices increased and ocean freight rates fell. North American realized prices were up nearly $55 quarter over quarter, as previously announced price increases took hold. An additional $11-per-tonne increase effective June 1 is also being realized. The pricing gap between the two markets is the result of offshore customers purchasing under contracts that are lagging behind North American spot-market increases. The difference also reflects product mix, as North American customers prefer granular products that command a premium of $15 to $20 per tonne over standard products, which are more typically consumed offshore.
Healthy first-half potash sales volumes surpassed the record volumes achieved in the same period last year. In North America, second-quarter volumes fell below the record of last year’s same quarter, but were flat for the six months ended June 30, as customers purchased large amounts in advance of price increases. Second-quarter offshore volumes were down slightly in 2005 after a slow start from Brazil, which reduced shipments from New Brunswick. Sales to other key customers were strong, as China’s quarter-over-quarter volumes rose 15 percent, India’s 27 percent (although it was out of the market for May and June) and Indonesia’s 12 percent. PotashCorp achieved record first-half shipments to the offshore market in spite of a reduced take from Brazil, the company’s largest customer in 2004, demonstrating the strength and diversity of the company’s customer base.
PotashCorp’s total quarterly production increased by approximately 173,000 tonnes. However, costs on a per-tonne basis were up slightly compared to the same quarter last year as a result of minor unplanned downtime, higher energy costs in New Brunswick, and a stronger Canadian dollar. The company’s potash inventories declined by roughly 150,000 tonnes from the same period last year.
Phosphate Operations
Improvement in phosphate continued, as it contributed $22.1 million in gross margin compared to $5.7 million in the same quarter last year and $17.0 million in the first quarter of 2005. Industrial products remained the strongest-performing area of the phosphate business, accounting for about 71 percent of phosphate gross margin in the second quarter. The improvement in overall margin was due to higher prices for phosphate products, including a 9-percent increase in realized prices for solid fertilizer and a 10-percent jump in liquid fertilizer prices. Prices for industrial phosphate rose 4 percent and feed phosphate was up 19 percent.
Sales volumes increased in all major phosphate categories, with DAP and MAP volumes up 9 percent quarter over quarter. However, costs on a per-tonne basis were up 4 percent quarter over quarter. This is primarily due to a 29-percent increase in ammonia prices, which more than offset the gains achieved from higher operating rates. Sulfur and phosphate rock costs remained flat through the quarter.

2

Nitrogen Operations
Nitrogen gross margin of $99.4 million was 128 percent higher than in last year’s second quarter, reflecting higher prices and strong performance in both Trinidad and the United States. Trinidad accounted for approximately 60 percent of nitrogen gross margin, contributing $35 million more than in second quarter 2004. PotashCorp also realized in the second quarter $14 million of the first-quarter unrealized gain on the sale of the natural gas hedge, which is recognized as nitrogen tonnes are sold throughout the year and will add a total of approximately $48 million in gross margin in 2005.
Realized prices for ammonia rose $73 per tonne quarter over quarter and urea was up nearly $82 per tonne. Sales volumes were consistent with last year’s second quarter and up 7 percent from the first quarter of 2005. Ammonia production at Trinidad was down quarter over quarter, due primarily to a 32-day shutdown of one plant for expansion installations. Although the company paid higher prices for natural gas, even larger increases in nitrogen prices pushed margins up.
Financial
Strong cash flow was utilized to further enhance PotashCorp’s leadership position in potash. In the second quarter, the company repurchased 2.5 million PotashCorp shares for $219.6 million; invested $18.6 million in APC and now owns 28 percent of that company; and increased ownership in Israel Chemicals Ltd. (ICL) to 10 percent with a $74.9-million investment. The market value of the APC and ICL investments, along with the investment in SQM, now exceeds the company’s cost by over $1.0 billion on a pre-tax basis. PotashCorp also spent $74.5 million on capital expenditures during the quarter, with a significant portion related to bringing back idle potash capacity.
On July 27, 2005, the reorganization of Sinochem Corporation’s fertilizer business and institutional placement of Sinochem Hong Kong Holdings Limited was completed. Upon closing, PotashCorp invested $97.1 million to purchase a 9.99 percent stake in the newly reorganized company to be known as Sinofert. PotashCorp also holds an option to purchase an additional 10.01 percent of the company within three years.
PotashCorp realized a $6.1 million gain as the Canadian dollar weakened from $1.2096 at March 31, 2005 to $1.2256 at June 30, 2005. Each one-cent change in the Canadian dollar has an impact of approximately $3.5 million on the foreign-exchange line, although this is primarily a non-cash item.
Selling, general and administrative expenses were up $29.5 million over the same quarter last year. This change is due primarily to the non-cash expense associated with performance stock options granted to employees in the second-quarter of 2005. In accordance with accounting standards, compensation expense recognition was accelerated for stock options granted to employees whose retirement eligibility preceded the plan’s vesting period. This is expected to result in a total pre-tax expense of $24.8 million in 2005, $22.0 million of which was recognized in the second quarter. The remainder of the increase was principally due to higher accruals for other performance-based variable compensation plans.
The company’s effective income tax rate was 33 percent for the quarter. The total tax provision increased due to significantly higher profitability of potash operations in Canada. The current/future split was 90/10 percent for the quarter. Provincial mining taxes continued to increase, driven directly by increasing potash margins.

3

Outlook
Tight supply/demand fundamentals are expected to continue for all three nutrients, most significantly in potash. Brazil returned to the potash market in the second quarter and is expected to purchase more aggressively before the end of the year, although it will likely still fall short of its 2004 purchases. India is also expected to come back into the market strongly as contract negotiations are now being completed. Potash sales volumes to offshore and North American markets in the second half of the year are expected to outpace the same period in 2004, with the offshore market setting another record.
These volumes, along with expected further price increases, could push potash gross margin through the $800 million level this year. In North America, the $11-per-tonne price increase from June 1, 2005 should be fully realized in the third quarter and an additional $11-per-tonne increase has been announced for September 1, 2005. New offshore contract prices are expected to increase as well, although realized prices can be impacted by changing ocean freight rates. The company expects the provincial mining tax rate on potash gross margin to approximate 20 percent through 2005.
Production from PotashCorp mineral rights at Esterhazy is carried out by Mosaic under a mining and processing agreement that allows PotashCorp to acquire up to 25 percent participation in any expansion. In April, Mosaic announced plans to expand capacity at Esterhazy by 360,000 tonnes at a cost of $28 million. PotashCorp will participate in this expansion, investing 25 percent of the cost for 25 percent of the additional tonnage, on top of our current maximum annual entitlement of 953,000 tonnes. These new tonnes are expected to be available in the fourth quarter of 2006. Assuming maximum annual take under the mining and processing agreement, the company currently expects its mineral rights at Esterhazy to support continuation of the agreement with Mosaic until the first quarter of 2013.
In phosphate, the short-term outlook is positive as both North American and offshore demand are strong and prices are at 10-year highs. The benefits, however, are partially offset by higher costs for ammonia, sulfur, energy, labor and rock that are suppressing margins well below where they were the last time prices were at this level. Production and inventories of phosphoric acid are tight globally and sales to India are expected to remain strong. Strong market fundamentals are also expected to continue in feed phosphate supplements, strengthening prices and margins. Industrial products are expected to continue providing the highest and most stable gross margin in phosphate.
The tight supply/demand in nitrogen is now expected to continue well into 2006. World demand is growing, while supply is expected to be kept in check as producers — especially those requiring high-cost natural gas in the US and Europe — curtail unprofitable production. North American natural gas strip prices through 2007 indicate gas will remain in excess of $7 per MMBtu, which benefits PotashCorp and our lower-cost Trinidad nitrogen production.
Capital expenditures for 2005 are now estimated to be $410 million, of which $135 million is related to sustaining capital.
Given the continued positive industry fundamentals, and based on a $1.20 Canadian dollar, PotashCorp is now expecting third-quarter net income to be in the range of $1.15 to $1.35 per diluted share. Net income for the full year is expected to be in the range of $5.00 to $5.50 per diluted share. The company’s cash position at the end of 2005 is expected to be similar to that at the beginning of the year, even after additional investments in potash capacity, expanded ownership in global potash company investments and the repurchase of up to 5 percent of outstanding shares.

4

Conclusion
“Our second-quarter performance shows the continuing momentum of our company and the competitive advantage that we have in potash, the foundation of our business,” said Doyle. “As we look ahead, we expect this to be amplified. US net cash farm income is expected to be a record for the third consecutive year and strong economic conditions around the world should continue to support growing fertilizer demand. Unlike last year when growing conditions were ideal in almost all regions, farmers are facing drought in many areas. The world’s grain stocks-to-use ratio is expected to fall to 18.6 percent, meaning there will be more pressure on farmers to increase production. This is a challenge to potash supply that we are ideally positioned to meet, making us a primary beneficiary of these strong fundamentals, to the benefit of all of our stakeholders.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.
This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2004 and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuation in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Thursday, July 28, 2005, at 1:00 p.m. Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

5

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	June 30,	December 31,
	2005	2004

Assets
Current assets
Cash and cash equivalents	$423.3	$458.9
Accounts receivable	373.7	352.6
Inventories	390.1	396.8
Prepaid expenses and other current assets	34.6	35.3

	1,221.7	1,243.6

Property, plant and equipment	3,107.2	3,098.9
Other assets	745.0	650.2
Intangible assets	36.4	37.1
Goodwill	97.0	97.0

	$5,207.3	$5,126.8

Liabilities
Current liabilities
Short-term debt	$93.3	$93.5
Accounts payable and accrued charges	586.3	599.9
Current portion of long-term debt	10.2	10.3

	689.8	703.7

Long-term debt	1,258.1	1,258.6
Future income tax liability	527.5	499.4
Accrued post-retirement/post-employment benefits	211.9	193.4
Accrued environmental costs and asset retirement obligations	83.0	81.2
Other non-current liabilities and deferred credits	19.6	4.9

	2,789.9	2,741.2

Shareholders’ Equity
Share capital (Note 3)	1,425.3	1,408.4
Unlimited authorization of common shares without par value; issued and outstanding 108,642,994 and 110,630,503 at June 30, 2005 and December 31, 2004, respectively

Contributed surplus	28.6	275.7
Retained earnings	963.5	701.5

	2,417.4	2,385.6

	$5,207.3	$5,126.8

(See Notes to the Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

		Three Months Ended		Six Months Ended
		June 30		June 30
		2005	2004	2005	2004

	Sales (Note 8)	$1,057.3	$833.7	$1,978.7	$1,562.1
Less:	Freight	67.4	68.9	134.6	127.0
	Transportation and distribution	32.1	31.3	61.0	54.3
	Cost of goods sold	613.0	562.8	1,179.8	1,086.1

	Gross Margin	344.8	170.7	603.3	294.7

	Selling and administrative	54.9	25.4	84.2	51.6
	Provincial mining and other taxes	44.2	29.3	82.6	44.4
	Provision for PCS Yumbes S.C.M. (Note 5)	–	5.9	–	5.9
	Foreign exchange gain	(6.1)	(9.9)	(12.0)	(18.1)
	Other income (Note 11)	(13.9)	(9.2)	(33.9)	(16.1)

		79.1	41.5	120.9	67.7

	Operating Income	265.7	129.2	482.4	227.0
	Interest Expense	20.6	20.9	41.3	43.0

	Income Before Income Taxes	245.1	108.3	441.1	184.0
	Income Taxes (Note 6)	80.9	35.7	145.6	60.7

	Net Income	$164.2	$72.6	295.5	123.3

	Retained Earnings, Beginning of Period			701.5	462.8
	Dividends			(33.5)	(27.0)

	Retained Earnings, End of Period			$963.5	$559.1

	Net Income Per Share (Note 7)
	Basic	$1.50	$0.68	$2.68	$1.15
	Diluted	$1.46	$0.67	$2.61	$1.14

	Dividends Per Share	$0.15	$0.13	$0.30	$0.25

(See Notes to the Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Operating Activities
Net income	$164.2	$72.6	$295.5	$123.3

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	62.4	63.9	122.0	123.6
Stock-based compensation	23.0	2.8	24.0	5.6
Loss (gain) on disposal of long-term assets	3.5	(0.3)	5.5	(0.3)
Foreign exchange on future income tax	(2.8)	(4.9)	(4.0)	(7.8)
Provision for future income tax	8.1	9.3	14.6	24.3
Share of earnings of equity investees	(13.4)	(3.9)	(26.5)	(7.7)
Dividends received from equity investees	12.1	4.6	12.1	4.6
Provision for PCS Yumbes S.C.M.	–	5.9	–	5.9
Other long-term liabilities	13.8	0.5	19.0	5.9

Subtotal of adjustments	106.7	77.9	166.7	154.1

Changes in non-cash operating working capital
Accounts receivable	35.5	(23.3)	(28.0)	9.6
Inventories	11.3	29.7	9.6	3.1
Prepaid expenses and other current assets	6.7	18.2	0.5	6.9
Accounts payable and accrued charges	24.0	7.7	19.6	20.1

Subtotal of changes in non-cash operating working capital	77.5	32.3	1.7	39.7

Cash provided by operating activities	348.4	182.8	463.9	317.1

Investing Activities
Additions to property, plant and equipment	(74.5)	(33.0)	(131.3)	(49.4)
Investment in Arab Potash Company (“APC”)	(18.6)	–	(18.6)	–
Investment in Israel Chemicals Ltd. (“ICL”)	(74.9)	–	(74.9)	–
Proceeds from disposal of long-term assets	0.9	0.7	8.4	0.7
Proceeds from sale of shares of PCS Yumbes S.C.M.	–	–	5.2	–
Other assets and intangible assets	–	3.5	(0.1)	4.3

Cash used in investing activities	(167.1)	(28.8)	(211.3)	(44.4)

Cash before financing activities	181.3	154.0	252.6	272.7

Financing Activities
Repayment of long-term debt obligations	(0.4)	(0.3)	(0.6)	(0.5)
(Repayment of) proceeds from short-term debt obligations	(1.0)	33.5	(0.2)	(84.8)
Dividends	(16.7)	(13.5)	(33.2)	(27.0)
Repurchase of common shares	(235.1)	–	(317.4)	–
Issuance of common shares	16.2	21.6	63.2	41.4

Cash (used in) provided by financing activities	(237.0)	41.3	(288.2)	(70.9)

(Decrease) Increase in Cash and Cash Equivalents	(55.7)	195.3	(35.6)	201.8
Cash and Cash Equivalents, Beginning of Period	479.0	11.2	458.9	4.7

Cash and Cash Equivalents, End of Period	$423.3	$206.5	$423.3	$206.5

Supplemental cash flow disclosure
Interest paid	$29.5	$30.2	$40.7	$43.6
Income taxes paid	$31.9	$9.0	$107.4	$15.2

(See Notes to the Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the 2004 annual consolidated financial statements, except as disclosed in Note 2.
These interim consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2004 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2.     Change in Accounting Policy
Consolidation of Variable Interest Entities
Effective January 1, 2005, the company adopted revised CICA Accounting Guideline 15 (“AcG-15”), “Consolidation of Variable Interest Entities”. AcG-15 is harmonized in all material respects with US GAAP and provides guidance for applying consolidation principles to certain entities (defined as VIEs) that are subject to control on a basis other than ownership of voting interests. An entity is a VIE when, by design, one or both of the following conditions exist: (a) total equity investment at risk is insufficient to permit that entity to finance its activities without additional subordinated support from other parties; (b) as a group, the holders of the equity investment at risk lack certain essential characteristics of a controlling financial interest. AcG-15 requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. The adoption of this guideline did not have a material impact on the company’s consolidated financial statements.
3.     Share Capital
On January 25, 2005, the Board of Directors of PCS authorized a share repurchase program of up to 5.5 million common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. Shares may be repurchased from time to time on the open market through February 14, 2006 at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.
During the second quarter of 2005, the company repurchased for cancellation 2,519,100 common shares under the program, at a net cost of $219.6 and an average price per share of $87.17. The repurchase resulted in a reduction of share capital of $32.8, and the excess net cost over the average book value of the shares of $186.8 has been recorded as a reduction of contributed surplus. Year to date, a total of 3,653,300 shares have been repurchased at a net cost of $317.4 and an average price per share of $86.89, resulting in a reduction of share capital of $47.5 and reduction of contributed surplus of $269.9.
4.     Plant Shutdowns – 2003
In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The operations have not been restarted. The company determined that all employee positions pertaining to the affected operations would be eliminated, and recorded $4.8 in connection with costs of special termination benefits in 2003. No significant payments relating to the terminations remain to be made. Management expects to incur other shutdown-related costs of approximately $12.1 and nominal annual expenditures for site security and other maintenance costs in relation to these nitrogen facilities. The other shutdown-related costs have not been recorded in the consolidated financial statements as of June 30, 2005. Such costs will be recognized and recorded in the period in which they are incurred.
The company also ceased operations at its phosphate feed plant at Kinston, North Carolina in 2003. The Kinston property was sold in 2004 for nominal proceeds.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.     Plant Shutdowns – 2003 (continued)
No additional significant costs were incurred in connection with the plant shutdowns in the first six months of 2005. The following table summarizes, by reportable segment, the total costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative	Total Costs
	Costs Incurred	Expected to
	to Date	be Incurred

Nitrogen Segment

Employee termination and related benefits	$4.8	$4.8
Writedown of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	–	12.1

	118.8	130.9

Phosphate Segment

Employee termination and related benefits	0.6	0.6
Writedown of parts inventory	0.3	0.3
Asset impairment charges	4.0	4.0

	4.9	4.9

	$123.7	$135.8

5.     Provision for PCS Yumbes S.C.M. – 2004
In December 2004, the company concluded the sale of 100 percent of its shares of PCS Yumbes to Sociedad Quimica y Minera de Chile S.A. (“SQM”). In the second quarter of 2004, the company recorded a writedown of $5.9 for PCS Yumbes, relating primarily to certain mining machinery and equipment that was not to be transferred to SQM under the terms of the agreement. For measurement purposes, fair value was determined in reference to market prices for similar assets. The machinery and equipment was sold in 2005 for nominal proceeds.
6.     Income Taxes
The company’s consolidated income tax rate for each of the three month and six month periods ended June 30, 2005 approximates 33 percent (2004 — 33 percent).
7.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2005 of 109,636,000 (2004 — 107,046,000). Basic net income per share for the year to date is calculated on the weighted average shares issued and outstanding for the six months ended June 30, 2005 of 110,365,000 (2004 — 106,866,000). Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2005 were 112,436,000 (2004 — 108,642,000) and for the year to date were 113,406,000 (2004 — 108,230,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
8.     Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2005
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$401.6	$291.3	$364.4	$–	$1,057.3
Freight	37.5	20.0	9.9	–	67.4
Transportation and distribution	9.5	8.8	13.8	–	32.1
Net sales – third party	354.6	262.5	340.7	–
Cost of goods sold	131.3	240.4	241.3	–	613.0
Gross margin	223.3	22.1	99.4	–	344.8
Depreciation and amortization	18.3	24.0	17.5	2.6	62.4
Inter-segment sales	2.4	4.7	28.7	–	–

	Three Months Ended June 30, 2004
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$316.4	$236.9	$280.4	$–	$833.7
Freight	41.2	16.1	11.6	–	68.9
Transportation and distribution	12.5	7.4	11.4	–	31.3
Net sales – third party	262.7	213.4	257.4	–
Cost of goods sold	141.3	207.7	213.8	–	562.8
Gross margin	121.4	5.7	43.6	–	170.7
Depreciation and amortization	19.9	21.4	20.3	2.3	63.9
Inter-segment sales	0.7	3.4	22.3	–	–

	Six Months Ended June 30, 2005
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$753.7	$555.8	$669.2	$–	$1,978.7
Freight	74.7	39.8	20.1	–	134.6
Transportation and distribution	18.6	16.9	25.5	–	61.0
Net sales – third party	660.4	499.1	623.6	–
Cost of goods sold	260.9	460.0	458.9	–	1,179.8
Gross margin	399.5	39.1	164.7	–	603.3
Depreciation and amortization	36.4	46.1	34.6	4.9	122.0
Inter-segment sales	4.4	8.9	48.5	–	–

	Six Months Ended June 30, 2004
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$540.1	$454.5	$567.5	$–	$1,562.1
Freight	74.7	31.8	20.5	–	127.0
Transportation and distribution	21.2	12.7	20.4	–	54.3
Net sales – third party	444.2	410.0	526.6	–
Cost of goods sold	256.1	405.2	424.8	–	1,086.1
Gross margin	188.1	4.8	101.8	–	294.7
Depreciation and amortization	36.8	41.9	40.2	4.7	123.6
Inter-segment sales	3.6	6.5	44.1	–	–

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
9.     Stock-Based Compensation
The company has three stock option plans. On May 5, 2005, the company’s shareholders approved the 2005 Performance Option Plan under which the company may, after February 28, 2005 and before January 1, 2006, issue up to 1,200,000 common shares pursuant to the exercise of options. Under the plan, the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant, and an option’s maximum term is 10 years. Options will vest, if at all, based on achievement of certain corporate performance measures over a three-year period. As of June 30, 2005, options to purchase a total of 1,188,500 common shares have been granted under the plan.
Prior to 2003, the company applied the intrinsic value based method of accounting for its stock option plans. Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified or settled after January 1, 2003. Since the company’s stock option awards prior to 2003 vest over two years, the compensation cost included in the determination of net income for the three and six month periods ended June 30, 2004 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The following table illustrates the effect on net income and the related per-share amount if the fair value based method had been applied to all outstanding and unvested awards in each period.

		Three Months Ended		Six Months Ended
		June 30		June 30
		2005	2004	2005	2004

Net income – as reported		$164.2	$72.6	$295.5	$123.3
Add:	Stock-based employee compensation expense included in reported net income, net of related tax effects	15.4	2.2	16.1	4.4
Less:	Total stock-based employee compensation expense determined under fair value based method for all option awards, net of related tax effects	(15.4)	(3.2)	(16.1)	(6.4)

Net income – pro forma(1)		$164.2	$71.6	$295.5	$121.3

(1) Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic Net Income Per Share – as reported	$1.50	$0.68	$2.68	$1.15
Basic Net Income Per Share – pro forma	$1.50	$0.67	$2.68	$1.14

Diluted Net Income Per Share – as reported	$1.46	$0.67	$2.61	$1.14
Diluted Net Income Per Share – pro forma	$1.46	$0.66	$2.61	$1.12
In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

	Year of Grant

	2005	2003	2002

Expected dividend	$0.60	$0.50	$0.50
Expected volatility	28%	27%	32%
Risk-free interest rate	3.86%	4.06%	4.13%
Expected life of options	6.5 years	8 years	8 years
The company did not grant any stock options during 2004.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
10.     Post-Retirement/Post-Employment Expenses

Defined Benefit Pension Plans	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Service cost	$3.4	$3.5	$7.0	$7.0
Interest cost	7.8	7.5	15.6	15.0
Expected return on plan assets	(9.5)	(8.4)	(18.4)	(16.8)
Net amortization	1.3	1.1	3.0	2.2

Net expense	$3.0	$3.7	$7.2	$7.4

Other Post-Retirement Plans	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Service cost	$1.4	$1.4	$2.8	$2.8
Interest cost	3.3	3.5	6.6	7.0
Net amortization	0.4	0.4	0.8	0.8

Net expense	$5.1	$5.3	$10.2	$10.6

For the three months ended June 30, 2005, the company contributed $5.5 to its defined benefit pension plans and $1.9 to its other post-retirement plans. Contributions for the six months ended June 30, 2005 were $8.3 to the company’s defined benefit pension plans and $4.2 to its other post-retirement plans. Total 2005 contributions to these and the company’s defined contribution savings plans are not expected to differ significantly from the amounts previously disclosed in the company’s consolidated financial statements for the year ended December 31, 2004.
11.     Other Income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Share of earnings of equity investees	$13.4	$3.9	$26.5	$7.7
Dividend income	–	2.2	3.1	2.2
Other	0.5	3.1	4.3	6.2

	$13.9	$9.2	$33.9	$16.1

12.     Comparative Figures
In the third quarter of 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis in the form of a stock dividend. All comparative share and per-share data have been retroactively adjusted to reflect the stock split.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.
13.     Subsequent Event
On July 27, 2005, the company acquired a 9.99 percent interest in the ordinary shares of Sinochem Hong Kong Holdings Limited for cash consideration of $97.1, plus transaction costs. Pursuant to a strategic investment agreement, the company also holds an option to acquire an additional 10.01 percent interest within the next three years. The price for the shares subject to the option will be determined by the prevailing market price at the time of exercise. Sinochem Hong Kong Holdings Limited, a vertically-integrated fertilizer enterprise in the People’s Republic of China, is a subsidiary of Sinochem Corporation and listed on The Hong Kong Stock Exchange.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Potash Operating Data
Production (KCl Tonnes – thousands)	2,372	2,199	4,761	4,301
Shutdown weeks	9.0	7.0	9.0	10.2
Sales (tonnes – thousands)
North America	973	1,119	1,895	1,901
Offshore	1,427	1,474	2,828	2,640

	2,400	2,593	4,723	4,541

Potash Net Sales
(US $ millions)
Sales	$401.6	$316.4	$753.7	$540.1
Less: Freight	37.5	41.2	74.7	74.7
Transportation and distribution	9.5	12.5	18.6	21.2

Net Sales	$354.6	$262.7	$660.4	$444.2

North America	$155.7	$117.5	$284.6	$191.6
Offshore	196.0	138.2	368.8	229.5

Potash Subtotal	351.7	255.7	653.4	421.1
Miscellaneous	2.9	7.0	7.0	23.1

	$354.6	$262.7	$660.4	$444.2

Potash Average Net Sales Price per MT
North America	$159.98	$104.99	$150.19	$100.78
Offshore	$137.31	$93.77	$130.40	$86.93

	$146.54	$98.61	$138.34	$92.73

Phosphate Operating Data
Production (P2O5 Tonnes – thousands)	506	501	1,008	944
P2O5 Operating Rate	81%	78%	81%	78%
Sales (tonnes – thousands)
Fertilizer – Liquid Phosphates	171	143	421	279
Fertilizer – Solid Phosphates	467	427	794	782
Feed	222	207	452	414
Industrial	176	154	331	299

	1,036	931	1,998	1,774

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Phosphate Net Sales
(US $ millions)
Sales	$291.3	$236.9	$555.8	$454.5
Less: Freight	20.0	16.1	39.8	31.8
Transportation and distribution	8.8	7.4	16.9	12.7

Net Sales	$262.5	$213.4	$499.1	$410.0

Fertilizer – Liquid Phosphates	$40.4	$30.8	$93.0	$61.5
Fertilizer – Solid Phosphates	102.7	86.0	174.0	157.4
Feed	55.6	43.7	110.7	88.1
Industrial	60.0	50.3	114.7	98.1
Miscellaneous	3.8	2.6	6.7	4.9

	$262.5	$213.4	$499.1	$410.0

Phosphate Average Net Sales Price per MT
Fertilizer – Liquid Phosphates	$235.83	$214.66	$220.87	$219.87
Fertilizer – Solid Phosphates	$219.91	$201.68	$219.08	$201.33
Feed	$250.13	$211.02	$244.59	$213.10
Industrial	$340.61	$327.22	$346.60	$328.33

	$253.23	$229.25	$249.69	$231.18

Nitrogen Operating Data
Production (N Tonnes – thousands)	674	621	1,312	1,256
Average Natural Gas Cost per MMBtu	$4.02	$3.09	$3.87	$3.39
Sales (tonnes – thousands)
Manufactured Product
Ammonia	482	503	888	915
Urea	331	308	690	563
Nitrogen solutions/Nitric acid/Ammonium nitrate	479	493	929	926

Manufactured Product	1,292	1,304	2,507	2,404
Purchased Product	103	105	196	258

	1,395	1,409	2,703	2,662

Fertilizer sales tonnes	545	590	1,008	1,081
Feed/Industrial sales tonnes	850	819	1,695	1,581

	1,395	1,409	2,703	2,662

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Nitrogen Net Sales
(US $ millions)
Sales	$364.4	$280.4	$669.2	$567.5
Less: Freight	9.9	11.6	20.1	20.5
Transportation and distribution	13.8	11.4	25.5	20.4

Net Sales	$340.7	$257.4	$623.6	$526.6

Manufactured Product
Ammonia	$139.6	$108.8	$238.5	$220.5
Urea	92.4	60.8	182.8	115.8
Nitrogen solutions/Nitric acid/Ammonium nitrate	72.8	62.4	138.0	119.7
Miscellaneous	7.0	5.8	12.2	10.5

Net Sales Manufactured Product	311.8	237.8	571.5	466.5
Net Sales Purchased Product	28.9	19.6	52.1	60.1

	$340.7	$257.4	$623.6	$526.6

Fertilizer net sales	$141.6	$109.0	$247.4	$213.3
Feed/Industrial net sales	199.1	148.4	376.2	313.3

	$340.7	$257.4	$623.6	$526.6

Nitrogen Average Net Sales Price per MT
Ammonia	$289.70	$216.22	$268.71	$240.79
Urea	$279.05	$197.18	$264.68	$205.62
Nitrogen solutions/Nitric acid/Ammonium nitrate	$152.17	$126.74	$148.58	$129.33

Manufactured Product	$241.39	$182.37	$227.96	$194.00
Purchased Product	$278.40	$187.17	$265.32	$233.68

	$244.14	$182.73	$230.68	$197.84

Fertilizer average price per MT	$259.76	$184.90	$245.57	$197.34
Feed/Industrial average price per MT	$234.12	$181.17	$221.82	$198.18

	$244.14	$182.73	$230.68	$197.84

Exchange Rate (Cdn$/US$)

	2005	2004

December 31		1.2036
June 30	1.2256	1.3404
Second-quarter average conversion rate	1.2359	1.3497

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Net income	$164.2	$72.6	$295.5	$123.3
Income taxes	80.9	35.7	145.6	60.7
Interest expense	20.6	20.9	41.3	43.0
Depreciation and amortization	62.4	63.9	122.0	123.6

EBITDA	$328.1	$193.1	$604.4	$350.6

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Cash flow prior to working capital changes [1]	$270.9	$150.5	$462.2	$277.4

Changes in non-cash operating working capital
Accounts receivable	35.5	(23.3)	(28.0)	9.6
Inventories	11.3	29.7	9.6	3.1
Prepaid expenses and other current assets	6.7	18.2	0.5	6.9
Accounts payable and accrued charges	24.0	7.7	19.6	20.1

Changes in non-cash operating working capital	77.5	32.3	1.7	39.7

Cash provided by operating activities	$348.4	$182.8	$463.9	$317.1

Free cash flow [2]	$196.4	$121.0	$330.8	$232.3
Additions to property, plant and equipment	74.5	33.0	131.3	49.4
Other assets and intangible assets	–	(3.5)	0.1	(4.3)
Changes in non-cash operating working capital	77.5	32.3	1.7	39.7

Cash provided by operating activities	$348.4	$182.8	$463.9	$317.1

1 The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
2 The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.